UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2015

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction

of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the previously reported plan of succession announced by Fifth Third Bancorp’s Board of Directors, Greg D. Carmichael became the new Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank on November 1, 2015. Mr. Carmichael has served as President of Fifth Third Bancorp since September 2012 and Chief Operating Officer since June 2006. Previously, he was the Executive Vice President and Chief Information Officer of the Bancorp since June 2003.

In connection with this action and in recognition of the additional duties currently being assumed by Mr. Carmichael as Chief Executive Officer, the Human Capital and Compensation Committee of the Board of Directors of Fifth Third Bancorp has approved an increase in Mr. Carmichael’s base salary to $950,000, along with an increase in his expected variable compensation (annual incentive) award for 2015 (assuming on-plan performance) to $1.3 million, both prorated for his tenure as CEO during the year versus his prior role. The actual amounts, if any, of his variable compensation award for 2015 will be determined by Human Capital and Compensation Committee of the Board of Directors in 2016 taking into consideration 2015 performance. These compensation changes were made effective with Mr. Carmichael’s assumption of the title of Chief Executive Officer. The Human Capital and Compensation Committee also approved a grant of $2,000,000 in restricted stock units with a grant date of November 2, 2015.

Additional information regarding Mr. Carmichael, his compensation and Fifth Third Bancorp’s compensation plans and programs is contained in Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014 and its definitive proxy statement filed with the Securities Exchange Commission on March 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

November 4, 2015	/s/ TERESA TANNER
Teresa Tanner
Executive Vice President and Chief Administrative Officer